Exhibit 99.1

RAD’s RIO Featured on News 5 Cleveland’s Newscast

RAD’s Chief Security Officer, Troy McCanna, Highlights the Impact of AI-Driven Technology on Public Safety During Interview

Detroit, Michigan, October 3, 2024 — Robotic Assistance Devices (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is pleased to announce that its solar-powered RIO™ 360 security tower was featured in a recent segment on News 5 Cleveland (WEWS), an ABC affiliate. The newscast spotlighted RAD’s innovative deployment at Public Square in downtown Cleveland, a project in partnership with Downtown Cleveland, Inc. RAD’s Chief Security Officer, Troy McCanna, was interviewed during the segment, providing insight into how the AI-driven technology is enhancing public safety in one of the city’s most iconic locations.

The news segment, which aired on Wednesday, October 2, 2024, focused on how RAD’s RIO 360 system is playing a key role in Cleveland’s efforts to enhance public safety. The solar-powered security tower, equipped with 360-degree surveillance and AI-based autonomous responses, is strategically placed in Public Square to deter crime, detect loitering, and engage visitors with informative messages. In his interview with News 5 Cleveland, Troy McCanna shared his excitement about the positive impact this technology is already making in one of Cleveland’s busiest public spaces.

“We’re thrilled to partner with Cleveland to deploy our RIO 360 technology right in the heart of the city,” said Troy McCanna, RAD’s Chief Security Officer & Senior Vice President of Revenue Operations. “Public Square is not only a cultural and commercial hub, but also an area where safety is paramount. With RIO, we’re able to leverage AI and smart technology to monitor and secure the area 24/7, ensuring that residents and visitors feel safer and more comfortable. This deployment is a model for what can be achieved when cities invest in innovative solutions.”

View News 5 Cleveland’s coverage of RAD RIO at Public Square by clicking here.

Steve Reinharz, CEO/CTO of AITX and RAD, shared his excitement for the momentum generated by the RIO deployment in Cleveland. “We are incredibly enthusiastic to see our strategic efforts to attract the interest of municipalities paying off. With successful deployments already in place in cities like Nashville, the partnership with Cleveland is a great example of how RAD’s AI-driven security solutions are becoming a trusted resource for urban safety. We’re thrilled to see more cities and agencies preparing to come online, further validating our approach to enhancing public safety in a sustainable, impactful way.”

The deployment of the RIO 360 security tower at Public Square was publicized as part of a larger initiative between RAD and Downtown Cleveland, Inc., the organization responsible for managing and enhancing the city’s central public spaces. This partnership aims to integrate cutting-edge security solutions to ensure a safer and more welcoming environment for all. By combining RAD’s advanced AI-driven technology with Downtown Cleveland’s vision for a vibrant, secure city center, the collaboration marks a significant step toward redefining urban safety.

Sitting atop a standard RIO 360 configuration are dual ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

About Robotic Assistance Devices, Inc. (RAD)

Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (AITX), is a trailblazer in delivering AI-powered autonomous security solutions that transform how organizations protect their facilities and assets. RAD’s industry-leading product lineup; including ROSA™, RIO™, AVA™, and RAD Light My Way™ offers cutting-edge security technologies that reduce costs while enhancing operational efficiency. By deploying RAD’s AI-fueled systems, organizations can optimize security personnel, improve situational awareness, and achieve superior ROI. RAD’s solutions are well-suited for various industries, including municipalities, corporate enterprises, transportation, critical infrastructure, education, and healthcare. Learn more at www.radsecurity.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication may contain forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz